Innovus Power

Innovus Power offers On-site Microgrid Power Systems with its proprietary GridGenius control system at its core. Customers can have affordable, eco-friendly, and reliable electricity for communities, businesses, and government sites. Innovus microgrids can be utility grid tied or fully independent.


INNOVUS
POWER

Invest

$99 minimum investment

DEADLINE: April 30, 2026

in a month

SHARE PRICE

$0.15

TOTAL RAISED ON NETCAPITAL

$169,176

TOTAL RAISED THIS ROUND

$169,176

VALUATION THIS ROUND

$15,139,649

Reg CF offering provided by Netcapital Funding Portal Inc.

OUR VISION

The journey to founding Innovus Power was inspired by a vision of a cleaner, more sustainable future. Over two decades ago, as solar and wind energy emerged as viable sources of electricity, we recognized the potential for a transformative shift in how power is delivered—akin to the revolution in telecommunications that liberated consumers from monopolistic providers. While that transformation has reshaped communication, the energy sector has lagged behind—until now.

At Innovus Power, we are spearheading a revolution in electric power through our advanced microgrid systems. Our mission is to empower communities, businesses, and government entities to harness the renewable energy resources available to them, significantly reducing or even eliminating their reliance on traditional utility companies. This shift not only leads to lower costs and greener energy but also enhances reliability and provides customers with the flexibility to adapt to future growth.

Beyond our products and services, Innovus Power is committed to fostering a sustainable energy landscape that prioritizes environmental stewardship and energy independence. We envision a world where every community has the tools and technology to control its energy future—creating a lasting impact on both local economies and the planet as a whole. Together, we can build a cleaner, more resilient world for generations to come.


Wired World
Wireless World

Central Utility Grid
1890 - 2024

Innovus On-Site GridGenius
MicroGrid
2024


ENERGY
STORAGE

WHY INNOVOUS POWER

Innovous Solves Today's Power Challenges

- **Innovus Power Addresses Current Energy Challenges**
  For the first time, Innovus On-site Microgrids can compete with centralized utility power in terms of cost, emissions reduction, and reliability.
- **Expanding Market Opportunities**
  There are vast opportunities in the commercial, industrial, community, and government sectors as customers seek to reduce their dependency on traditional utility-supplied power.
- **Innovative Technology and Business Model**
  Our unique technology and business case position Innovus Power as a leader in the emerging microgrid market, setting us apart from competitors.
- **Proven Product Performance**
  Our products have successfully validated key markets, demonstrating their effectiveness and reliability in real-world applications.
- **Low Capital Investment for Growth**
  Innovus Power requires a relatively low capital investment to achieve rapid growth, making it an attractive option for investors and partners.
- **Experienced Leadership Team**
  Our leadership team has a proven track record of guiding technology companies through early stages and rapid expansion, ensuring strategic growth and innovation.
- **Significant Investment in Innovation**
  With $10 million invested to date, we have secured patents and developed differentiating intellectual property that enhances our competitive edge.

SUCCESS TO DATE

Proven Technology and Revenue

- Demonstrating growing revenues since first product sale in 2018
  $1.55M company revenues from 2018 through 2023
  $2.6M current open sales orders in August 2024
- **Validated performance claims** through microgrids in operation in target markets
- **Validated differentiating microgrid design** services claims with ongoing revenues since 2020
- Building **credibility in $43B market** with early stage customers that include a utility and an EPC selling Innovus microgrids to the Canadian government
- **Established sales channels** through project developers and EPCs

PROBLEM

Today's Energy Isues

The Cost of Utility Power Continues to Rise

> *"High Electricity Prices Will Go Even Higher Unless We Change Course..."*
>
> -Forbes
>
> March 2023


Longterm Grid Electricity Price Forecast
US average electricity price through 2050
$0.37
$0.32
$0.27
$0.22
$0.17
$0.12
$0.07
$0.02
Recorded data
Forecast
$0.35
$0.26
$0.20
1980
1985
1990
1995
2000
2005
2010
2015
2020
2025
2030
2035
2040
2045
2050

Data via US Bureau of Labor Statistics. Forecasts based on 2.8% average annual growth, as recorded from 1980-2022.

solar.com

CO2 Emissions Are Rising, and Need to Rapidly Decline

> *"During a year of extremes, carbon dioxide levels surge faster than ever.."*
>
> -NOAA
>
> June 2022



Global Monthly Mean CO_2
CO_2 mole fraction (ppm)
420
400
380
360
340
1980
1990
2000
2010
2020
Year
NOAA
2024-June-05

Global monthly means since 1980

The Rapid Rise In Power Demand Is Driving More Stress For Utilities And Their Customers

> *"Amid explosive demand, America is running out of power…"*
>
> -Washington Post
>
> March 2024


U.S. electricity use by end-use sector
AEO2021 Reference case
billion kilowatthours
2,000
1,600
1,200
800
400
0
onsite generation
purchased electricity
1990
2020
2050
residential
commercial
industrial
transportation

Source: U.S. Energy Information Administration, *Annual Energy Outlook 2021* Reference case

Increasing Weather Events And Aging Infrastructure Drive Rise in Outages

> *"Power outages are on the rise, led by Texas, Michigan and California…"*
>
> – CNN
> Sept 2022


MAJOR U.S. POWER OUTAGES
Weather-Related
Non Weather-Related
150
100
50
0
2000
2021
Number of outages affecting more than 50k customers.
Source: U.S. Department of Energy Form OE-417
CLIMATE CENTRAL

Utilities Are Facing Overwhelming Challenges

It will take many years and billions of dollars to make them more efficient, reliable, with lower emissions and increased capacity.

"Grids have formed the backbone of electricity systems for more than a century…

Clean energy transitions are now driving the transformation of our energy systems and expanding the role of electricity across economies. As a result, countries' transitions to net zero emissions need to be underpinned by bigger, stronger and smarter grids…

Reaching national goals also means adding or refurbishing a total of over 80 million kilometres of grids by 2040, the equivalent of the entire existing global grid"

"Grids have formed the backbone of electricity systems for more than a century… Clean energy transitions are now driving the transformation of our energy systems and expanding the role of electricity across economies. As a result, countries' transitions to net zero emissions need to be underpinned by bigger, stronger and smarter grids… ***Reaching national goals also means adding or refurbishing a total of over 80 million kilometres of grids by 2040, the equivalent of the entire existing global grid."***

EIA 50
2021

SOLUTION

Innovus Power GridGenius Microgrids Solve Today’s Energy Problem

GridGenius is Innovus Power’s proprietary microgrid Energy Management and Control System (EMCS). It integrates all power generation and stored energy sources tied into each microgrid and optimizes its dispatch to assure the cleanest, most reliable, and lowest cost power is delivered at all times.

Innovus Power Microgrids provide the lower cost, emissions, and reliability customers need today and decades to come

- **Up to 80% reduction** in power costs, with flat future costs for decades to come
- **CO2 emission elimination** or reduction
- **High power reliability** and avoidance of outages
- **Customer’s future power needs provided for** eliminating the risk of running out of power capacity
- **Future-proofed microgrid system** that can grow and adapt to each customer’s power needs


Innovus On-Site Generated Power
Stored Energy
Wind
Solar
Grid Genius
EMCS
Utility
Generator


Utility
Generator
Fuel Cells

BUSINESS MODEL

Our Products & Services, Channels and Customers

Innovus Power revenues start with microgrid concept design, through the sale, and operational support of the microgrids it puts in service.


Innovus Power Revenue Sources
Design Services Revenue
Product Sale Revenue
O&M Services Revenue
GridGenius Microgrid
Customer-Microgrid Owner
Microgrid Concept Design
Operation & Maintenance 'O&M' Support

Microgrid Concept Design

Customer-funded design services when the customer is unsure of the potential value of installing an microgrid

Microgrid Concept Design Customers

- A power project developer

- OEM of major microgrid components
- Potential end customer evaluating the benefits of a microgrid for all of their current facilities

Microgrid System

All Innovus microgrids designed and sold include its proprietary GridGenius Energy Management and Control System (EMCS) that manages the integration and dispatch of all power sources and stored energy components. Depending on each customer's preferences, Innovus will additionally sell the range of major components that are designed into their microgrid. These major components typically include the power converter systems, stored energy systems, and dispatchable power components that can include fuel cells, Innovus Variable Speed Generators 'VSGs', or gensets.

Microgrid System Customers

- Canadian utility
- Major OEM of microgrid components
- Major Engineering, Procurement, Construction 'EPC' firm providing Innovus microgrids to the Canadian government

Operation & Maintenance 'O&M' Service Support

To assure each customer that their Innovus GridGenius microgrid will operate as designed, Innovus Power offers service support with its PowerView remote monitoring system as its foundation.

PowerView is an Innovus Power's proprietary on-line platform that assures every component in the microgrid is properly operating while proactively providing alerts to prevent downtime events. When downtime events do occur, PowerView enables Innovus to assist its customer in providing quick analysis of the root cause of the failure and required corrective actions. PowerView additionally provides customers with trend reporting to give them the information they need to assess the ongoing performance of their Innovus microgrid.

Current Operation & Maintenance 'O&M' Service Support Customers

End-user/owners of Innovus GridGenius microgrids

Innovus PowerView Features


Engine Speed
Real Power
Reactive Power
Fuel Savings
Eng Coolant Temp
Intercooler Temp
Elec Coolant Temp
Gen Stator Temp

- Status by system, subsystems, key components
- Highly configurable settings and downloads
- Alarms, messages, snap logs for root cause and corrective actions
- Trend analysis for improved performance and reporting

A California C&I Case Example for an Innovus 'On-site' GridGenius Microgrid

Innovus provides customers microgrid design options that best fit their business objectives


California Office Building With Existing Grid Connected Solar
Annual Power Costs by Year
$50.3 M Savings Opportunity over 25 years
Millions
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 2044 2045 2046 2047 2048 2049 2050
BAU
3 yr ROI
Max NPV

Business As Usual (BAU) Projected Power Costs

- No change to current solar installation capacity
- Stay on CA PG&E NEM2 rate structure

Innovus proposed microgrid configurations weighing Savings, ROI, NPV Vs BAU

Sizing Microgrid for 3 Yr ROI*

- Min solar and battery additions to keep below 3 yr ROI
- Leverage CA PG&E NEM3 rates

Sizing Microgrid for Max NPV, 4+ Yr ROI*

- 2x solar capacity plus 10 MWh batteries
- Leverage CA PG&E NEM3 rates

**ROIs can be reduced by roughly 50% with today's Fed, CA, and utility incentives*

GridGenius Microgrids in Service

Heavy Manufacturing Plant, Ontario, Canada



Challenges

- Higher power costs
- Poor power quality

Innovus Solution

- Add GridGenius EMCS with stored energy coupled to on-site natural gas gensets

Results

- Fuel savings commitments were achieved
- Power quality now within specifications

Remote Village in Canada



Challenges

- High diesel costs
- High complexity due to use of multiple gensets 24/7

Innovus Solution

- Add On-site GridGenius VSG to displace multiple gensets coupled to solar

Results

- Fuel savings commitment achieved
- Community run 24/7 on one GridGenius VSG plus solar
- 25,000 hours of service with zero community outages

Competitive Capabilities

- **Proven Expertise in Microgrid designs** validated by customer purchases of Innovus microgrids and microgrid design services
- **Proprietary Microgrid systems in operation** that have demonstrated company's performance claims
- **Proprietary GridGenius Energy Management Control System (EMCS)** integrates and optimizes any energy technology as part of a microgrid
- **Proprietary modeling and simulation tools** provide the ability to rapidly assist customers in designing any microgrid application scenario to maximize results
- **Expertise in all key underlying power technologies** including solar, wind, hydro, utility grid systems, stored energy, and dispatchable fossil and fuel cell generation systems
- **No vendor and component technology bias in the microgrid system design** assuring customers that their objectives come first

MARKET

$43.19 Billion Microgrid Market, Growing to $206.69 in 2033

Total Addressable Market


PRECEDENCE RESEARCH
MICROGRID MARKET SIZE 2023 TO 2033 (USD BILLION)
210
189
168
147
126
105
84
63
42
21
0
$ 36.30
$ 43.19
$ 51.40
$ 61.16
$ 72.78
$ 86.61
$ 103.07
$ 122.65
$ 145.96
$ 173.69
$ 206.69
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
Source: https://www.precedenceresearch.com/Microgrid-Market-Size

- The grid connected share is 62%, Islanded 38%
- 41% is in the US, 28% EU, and 21% Asia-Pacific

Innovus current targeted market segments total $6.3 Billion

- Targeting Commercial & Industrial (C&I) sites in California, Hawaii, Connecticut, Massachusetts, Rhode Island and the Caribbean where microgrids are most competitive
- Rural communities in Alaska and Canada
- US and Canadian government installations

Future Market Segments

- C&I installations in North American regions beyond current focus
- C&I installations in International regions including the EU, Australia, Asia, Asia Pacific, Africa
- Rural grid connected communities looking to increase their power independence
- Government facilities outside North America
- Multi-family residential applications in US and Europe

Innovus Power Customers Sales

- First company revenue generated in 2018
- $1.55M company revenues from 2018 to 2023
- $2.6M current open sales orders

LEADERSHIP TEAM



Marc Hoffman
CEO



John McCall
Chief Engineer

Marc has been a Sr. Executive, CEO, and President for a number of Private Equity funded companies since 1998. In 2013, Marc founded Innovus Power. In his prior CEO position at Glacier Bay, he led the launch and growth of the company's primary product to a top market position in less than 2 years. During this same period, Glacier Bay was recognized as one of INC Magazine's Top 500 North American growth companies in 2009 finishing 99th overall and 4th among Energy Tech companies. Prior to moving into Private Equity owned businesses, Marc was the VP of Manufacturing for AlliedSignal Aerospace and VP of Operations for their Aircraft Engine business. He spent his early career at GE rising to an executive position at GE Power Generation. Marc attended Cornell University and graduated with a BS in Material Science Engineering.

John McCall has been designing and simulating power systems since 2005. He has played a critical role on Innovus Power's engineering team since the company's founding in 2013. John has been the company leader in both product development and microgrid design simulation efforts. John began his career at Glacier Bay, where he was central to the development of innovative diesel-electric & hybrid drive systems for the marine market and variable speed diesel generators for marine, industrial, transportation, and defense applications. John then went on to develop hydraulic pressure recovery turbine generators for the desalination and oil & gas industries at Energy Recovery Inc. as well as developing advanced computer models of both PV and concentrated solar systems with storage for Edisun Heliostats. John holds a Bachelor of Engineering from Thayer School of Engineering at Dartmouth College.



Rich Bailey

Head of Sales and Business Development

Richard Bailey has held numerous positions of increasing responsibility in engineering, project management, customer service, marketing, sales, business development, general management and executive leadership. He worked at General Electric in Business Development, and then as General Manager, led the global marketing and sales team for GE aero derivative gas turbines. He led the power generation business at Rolls-Royce Energy as Executive Vice President. Rich also served as Chief Operating Officer for Global Energy, Inc. an independent project developer, owner and operator focusing on the use of renewable feedstock for energy production using gasification technology. Further experience in renewable energy was added to his resume as General Manager BP Solar, Director of Sales and Marketing for Siliken USA and as Chief Sales Officer for Melink Corporation. Rich is a Mechanical Engineer and earned an MBA in Finance.

INVESTOR INVITATION

Why Invest?

Many investors are looking to put their money into companies with a mission they believe in that provide products they can readily connect with. Innovus Power fulfills both of these interests.

Although solar and wind power have had a meaningful impact on lowering emissions and energy costs for the early adopters, continuing their rapid growth is not sustainable by themselves due to a foundational challenge. They cannot provide sustainable power independently and therefore have been tied to utility scale power grids that were never conceptually designed to incorporate them. The result has not been the power independence, cost savings or clean energy maximization that solar and wind customers have expected. As importantly, increasing regions with high solar and wind capacity are having to curtail that power because the availability of solar and wind power inherently cannot be aligned with power demands by themselves. Innovus is now driving the solution.

Innovus Power takes the solar and/or wind energy available at each customer's location and maximizes its benefits while providing power certainty at the same time. As importantly, the cost of the 'On-site' power provided will be lower than what that customer would pay to their utility through the lifetime of their microgrid. In short, Innovus customers have the power independence they have been anticipating for decades. They finally have the control of their power in their own hands.

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Product Development	$450,000	37.5%
Staffing - Operations and Services	$300,000	25.0%
Staffing - Sales and Marketing	$300,000	25.0%
Design Modeling	$91,200	7.6%
Intermediary fees	$58,800	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Innovus Power, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of April 30, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

108,930,991 shares
× $0.15 per share

$16,339,649 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

All SEC filings related to this offering are available here:

- Form C on October 16, 2024
- Form C/A on December 12, 2024
- Form C/A on March 28, 2025
- Form C/A on July 11, 2025
- Form C/A on September 12, 2025
- Form C/A on December 3, 2025
- Form C/A on February 26, 2026

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Innovus Power has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn

UPDATES

Feb 26, 2026 • Filed Form C/A

Dec 3, 2025 • Filed Form C/A

Sep 12, 2025 • Filed Form C/A

Jul 17, 2025 • Innovus Power Announces First Profitable Year...

Jul 11, 2025 • Filed Form C/A

Mar 28, 2025 • Filed Form C/A

Mar 26, 2025 • Investing in the Future of Power Starts...

Dec 12, 2024 • Filed Form C/A

Nov 8, 2024 • Innovus Power Announces Microgrid Design...

Oct 16, 2024 • Filed Form C

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